EXHIBIT 99.1
STATER BROS. HOLDINGS INC. ANNOUNCES
SALES AND CUSTOMER COUNT INCREASES IN THE SECOND QUARTER OF 2011
SAN BERNARDINO, CALIFORNIA (May 10, 2011)- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week and twenty-six week periods ended March 27, 2011.
The Company’s consolidated sales in the thirteen weeks ended March 27, 2011 were $913.4 million up $27.9 million or 3.15% from the thirteen weeks ended March 28, 2010 consolidated sales of $885.5 million.
At $1.81 billion, the Company’s twenty-six weeks ended March 27, 2011 supermarket sales were up $6.6 million over the same period of fiscal 2010.
Like store sales increased 3.15% or $27.9 million for the thirteen weeks ended March 27, 2011 compared to the thirteen weeks ended March 28, 2010. Like store sales increased 0.37% or $6.6 million for the twenty-six weeks of fiscal 2011 compared to the same period of the prior year.
The Company reported net income for the thirteen week second quarter ended March 27, 2011 of $8.8 million compared to net income of $6.0 million for the thirteen week second quarter ended March 28, 2010. Net income for the twenty-six week period of fiscal 2011 was $10.0 million compared to $12.7 million for the twenty-six week period of fiscal 2010. Fiscal 2010 year-to-date net income included an after-tax gain of $5.6 million from the sale of the Company’s dairy assets. Excluding the after-tax gain in fiscal 2010, year-to-date net income for fiscal 2011 increased $2.9 million over net income from the prior year.
Brown said, “These results are due to the dedication of the Stater Bros. ‘Family’ and the loyalty of our customers many of those whom we have served for over three generations.”
“I am especially proud of our increases in the second quarter of nearly one million customers who appreciate our commitment to help their families during these ‘tough times’ by keeping our low prices and sharing their pain.”
Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2010 of $3.6 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.
STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 75 YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/26/10	03/27/11
Assets
Current assets
Cash and cash equivalents	$325,005	$172,888
Restricted cash	3,121	3,121
Receivables, net	35,614	42,549
Inventories	203,702	235,608
Other	56,107	53,330

Total current assets	623,549	507,496

Property and equipment, net	644,064	628,173

Deferred debt issuance costs, net	8,074	11,729
Other	47,100	49,390

Total assets	$1,322,787	$1,196,788

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$135,642	$139,659
Accrued expenses and other liabilities	147,972	141,374
Current portion of long-term debt	133,812	8,819

Total current liabilities	417,426	289,852

Long-term debt, less current portion	677,750	677,750
Capital lease obligations, less current portion	2,206	1,449
Other long-term liabilities	152,272	159,106

Total stockholder’s equity	73,133	68,631

Total liabilities and stockholder’s equity	$1,322,787	$1,196,788

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	03/28/10	03/27/11	03/28/10	03/27/11
Sales	$885,537	$913,397	$1,809,401	$1,812,434

Gross profit	236,445	245,137	474,595	483,910

Operating expenses:
Selling, general and administrative expenses	198,018	205,959	403,306	409,477
Gain on sale of dairy assets	(1,446)	—	(9,396)	—
Depreciation and amortization	12,788	12,071	25,454	24,515

Total operating expenses	209,360	218,030	419,364	433,992

Operating profit	27,085	27,107	55,231	49,918

Interest income	26	216	85	475
Interest expense	(17,374)	(12,637)	(34,563)	(33,610)
Other income (expenses), net	16	2	5	(90)

Income before income taxes	9,753	14,688	20,758	16,693

Income taxes	3,786	5,914	8,080	6,655

Net income	$5,967	$8,774	$12,678	$10,038